Exhibit 99.1

Icosavax Reports Third Quarter Financial Results and Provides

Corporate Update

- Initiated a Phase 1 trial of Icosavax’s first combination bivalent vaccine candidate, IVX-A12, against respiratory syncytial virus (RSV) and human metapneumovirus (hMPV) in older adults -

- IVX-A12 is the first bivalent vaccine candidate against both RSV and hMPV to reach clinical stage development -

- Cash and cash equivalents, restricted cash, and short-term investments of $222.5M at end 3Q 2022 -

SEATTLE, November 14, 2022 – Icosavax, Inc. (Nasdaq: ICVX), a biopharmaceutical company leveraging its innovative virus-like particle (VLP) platform technology to develop vaccines against infectious diseases, with an initial focus on life-threatening respiratory diseases and a vision of creating pan-respiratory vaccines for older adults, today reported financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“The past few months have marked a pivotal moment for Icosavax, as we advanced our vision of creating combination vaccine candidates targeting respiratory diseases for older adults. Specifically, we recently initiated a Phase 1 trial for IVX-A12, which is not only our first combination VLP vaccine candidate, but also the only bivalent vaccine candidate targeting RSV and hMPV to reach clinical development,” said Adam Simpson, Chief Executive Officer of Icosavax. “As we continue to work to progress IVX-A12, we are excited by the multiple potential inflection points that are set up for next year. Notably, we anticipate the IVX-A12 Phase 1 topline interim data in mid-2023, as well as six- and twelve-month immunogenicity data from the Phase 1b extension of its RSV component IVX-121 by early- and mid-2023, respectively. In addition, during 2023 we expect to announce the selection of candidates for our COVID-19 and flu programs.”

Third Quarter 2022 and Subsequent Highlights

•

Initiated Phase 1 trial of IVX-A12 against RSV and hMPV in older adults. In October, the company announced the initiation of a Phase 1 clinical trial of IVX-A12, a combination bivalent RSV and hMPV VLP vaccine candidate, in older adults. IVX-A12 is comprised of IVX-121, Icosavax’s RSV prefusion F protein VLP vaccine candidate, and IVX-241, Icosavax’s hMPV prefusion F protein VLP vaccine candidate. IVX-A12 is the first candidate from Icosavax’s novel VLP platform to receive IND authorization in the U.S. Icosavax anticipates announcing topline results from this Phase 1 trial in mid-2023, and subsequently plans to initiate a Phase 2 trial for IVX-A12 in 2H 2023.

Near-Term Milestone Expectations

•	IVX-121 (RSV) Phase 1b extension, 6-month immunogenicity data expected by early 2023
•	IVX-121 (RSV) Phase 1b extension, 12-month immunogenicity data expected in mid-2023
•	IVX-A12 (RSV+hMPV) Phase 1 topline interim data expected in mid-2023
•	IVX-A12 (RSV+hMPV) Phase 2a initiation expected in 2H 2023
•	COVID-19 bivalent candidate selection expected in 2023
•	Flu program candidate selection expected in 2023

Third Quarter Financial Results

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Cash, cash equivalents, restricted cash, and short-term investments as of September 30, 2022 were $222.5 million, compared to $280.7 million as of December 31, 2021. Icosavax currently expects its cash balance to be sufficient to fund operations through at least 2024.

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Research and development (R&D) expenses for the three months ended September 30, 2022, were $15.5 million compared to $10.9 million for the same period in 2021. The increase was primarily driven by increased clinical development activity, and increased personnel related expenses and stock-based compensation expense. Research and development expenses include non-cash stock-based compensation expenses of $2.0 million for the three months ended September 30, 2022.

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General and administrative (G&A) expenses for the three months ended September 30, 2022 were $7.7 million, compared to $25.4 million for the same period in 2021. The decrease was primarily from lower stock-based compensation expense, due to $21.0 million in one-time, non-cash stock-based compensation expense from the acceleration of options in connection with the death of the company’s former co-founder and Chairman (Tachi Yamada) in 2021, offset by increased personnel costs, increased professional services and insurance costs, and other operating expenses to support the Company’s growth. General and administrative expenses include non-cash stock-based compensation expenses of $3.4 million for the three months ended September 30, 2022.

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Net loss for the three months ended September 30, 2022 was $22.0 million, or a basic and diluted net loss per share of $0.55. This includes non-cash stock-based compensation expense of $5.4 million. Net loss for the same period in 2021 was $34.4 million, or a basic and diluted net loss per share of $1.30.

About Icosavax

Icosavax is a biopharmaceutical company leveraging its innovative VLP platform technology to develop vaccines against infectious diseases, with an initial focus on life-threatening respiratory diseases and a vision for combination and pan-respiratory vaccines. Icosavax’s VLP platform technology is designed to enable multivalent, particle-based display of complex viral antigens, which it believes will induce broad, robust, and durable protection against the specific viruses targeted. Icosavax’s pipeline includes vaccine candidates targeting respiratory syncytial virus (RSV) and human metapneumovirus (hMPV), as well as programs in severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and influenza. Icosavax was formed in 2017 to advance the breakthrough VLP technology from the Institute for Protein Design at the University of Washington with the goal to discover, develop, and commercialize vaccines against infectious diseases. Icosavax is located in Seattle.

For more information, visit www.icosavax.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the company’s current beliefs and expectations and include, but are not limited to: the company’s expectation regarding the opportunities for, and the prophylactic and commercial potential of, its vaccine candidates and technology platform; the company’s ability to advance its development program and achieve the noted development milestones in 2022 and 2023; and the sufficiency of the company’s current cash, cash equivalents, and investments to fund its operations through at least 2024. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: the early stage of the company’s development efforts; the company’s approach to the development of vaccine candidates, including its plan to develop a combination bivalent RSV/hMPV VLP vaccine candidate, which is a novel and unproven approach; potential delays in the development process including without limitation in candidate development, IND submission, the commencement, enrollment, conduct of, and receipt of data from, clinical trials; unexpected adverse side effects or inadequate immunogenicity or efficacy of the company’s vaccine candidates that may limit their development, regulatory approval, and/or commercialization; results from preclinical studies or early clinical trials not necessarily being predictive of future results; the company’s dependence on third parties in connection with manufacturing, research, and clinical testing; the potential for challenges encountered in the manufacturing and scale up process, including without limitation challenges that reduce drug product stability or potency; competing approaches limiting the commercial value of the company’s vaccine candidates; regulatory developments in the United States and other countries; the company’s ability to obtain and maintain intellectual property protection for its vaccine candidates and maintain its rights under intellectual property licenses; the company’s ability to fund its operating plans with its current cash, cash equivalents, and investments; and other risks described in the company’s prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Jessica Yingling, Ph.D.,

Little Dog Communications Inc.

jessica@litldog.com

858.344.8091

Investor Contact:

Laurence Watts

Gilmartin Group, LLC

laurence@gilmartinir.com

619.916.7620

ICOSAVAX, INC.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$64,505	$279,082
Restricted cash	1,061	1,642
Short-term investments	156,894	—
Prepaid expenses and other current assets	6,272	5,829

Total current assets	228,732	286,553
Right-of-use assets – operating leases	3,330	—
Property and equipment, net	11,815	1,076

Total assets	$243,877	$287,629

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,722	$3,899
Accrued and other current liabilities	6,720	4,757
Current portion of operating lease liabilities	1,591	—
Deferred revenue	—	582

Total current liabilities	13,033	9,238
Operating lease liabilities, net of current portion	5,089	—
Other noncurrent liabilities	93	171

Total liabilities	18,215	9,409
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	388,480	372,284
Accumulated other comprehensive loss	(609)	—
Accumulated deficit	(162,214)	(94,069)

Total stockholders’ equity	225,662	278,220

Total liabilities and stockholders’ equity	$243,877	$287,629

ICOSAVAX, INC.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Grant revenue	$—	$1,827	$582	$5,732
Operating expenses:
Research and development	15,484	10,883	49,217	24,713
General and administrative	7,659	25,357	21,292	28,669

Total operating expenses	23,143	36,240	70,509	53,382

Loss from operations	(23,143)	(34,413)	(69,927)	(47,650)
Other income (expense):
Change in fair value of embedded derivative liability	—	—	—	(205)
Loss on extinguishment of convertible promissory note	—	—	—	(754)
Interest and other	1,167	27	1,782	(180)

Total other income (expense)	1,167	27	1,782	(1,139)

Net loss	$(21,976)	$(34,386)	$(68,145)	$(48,789)

Comprehensive loss:
Unrealized losses on available-for-sale debt securities	(334)	—	(609)	—

Comprehensive loss	$(22,310)	$(34,386)	$(68,754)	$(48,789)

Net loss per share, basic and diluted	$(0.55)	$(1.30)	$(1.72)	$(4.50)

Weighted-average common shares outstanding, basic and diluted	39,748,984	26,494,914	39,623,357	10,836,894